CUSTODY AGREEMENT
By and Between
THE BANK OF NEW YORK MELLON
And

GLOBAL X FUNDS

4625477v.2

BNY MELLON AND CUSTOMER CONFIDENTIAL

TABLE OF CONTENTS

1.    DEFINITIONS    1
2.    APPOINTMENT OF CUSTODIAN; ACCOUNTS    3
2.1    Appointment of Custodian    3
2.2    Establishment of Accounts    4
3.    AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS    5
3.1    Authorized Persons    5
3.2    Instructions    5
3.3    BNY Mellon Actions Without Instructions    6
3.4    Funds Transfers    7
3.5    Electronic Access    7
4.    SUBCUSTODIANS, DEPOSITORIES AND AGENTS    8
4.1    Use of Subcustodians and Depositories    8
4.2    Liability for Subcustodians    9
4.3    Liability for Depositories    9
4.4    Use of Agents    9
5.    CORPORATE ACTIONS    10
5.1    Notification    10
5.2    Exercise of Rights    10
5.3    Partial Redemptions, Payments, Etc.    10
6.    SETTLEMENT    10
6.1    Settlement Instructions    10
6.2    Settlement Funds    10
6.3    Settlement Practices    11
7.    TAX MATTERS    11
7.1    Tax Obligations    11
7.2    Payments    12
8.    CREDITS AND ADVANCES    12
8.1    Contractual Settlement and Income    12
8.2    Advances    13
8.3    Payment    13
8.4    Securing Payment    13
8.5    Setoff    14
8.6    Currency Conversion    14
9.    STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA    14
9.1    Statements    14
9.2    Books and Records    14
9.3    Third Party Data    15
10.    DISCLOSURES    16
10.1    Required Disclosure    16
10.2    Foreign Exchange Transactions    16
10.3    Investment of Cash    16
11.    REGULATORY MATTERS    17
11.1    USA PATRIOT Act    17
11.2    Sanctions; Anti-Money Laundering    17

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12.    COMPENSATION    18
12.1    Fees and Expenses    18
12.2    Other Compensation    18
13.    REPRESENTATIONS, WARRANTIES AND COVENANTS    19
13.1    BNY Mellon    19
13.2    Customer    19
14.    LIABILITY    20
14.1    Standard of Care    20
14.2    Limitation of Liability    20
14.3    Force Majeure    21
14.4    Indemnification    21
15.    CONFIDENTIALITY    22
15.1    Confidentiality Obligations    22
15.2    Exceptions    23
16.    TERM AND TERMINATION    23
16.1    Term    23
16.2    Termination    23
16.3    Effect of Termination    23
16.4    Survival    24
17.    GENERAL    24
17.1    Non-Custody Assets    24
17.2    Assignment    24
17.3    Amendment    25
17.4    Governing Law/Forum    25
17.5    Business Continuity/Disaster Recovery    25
17.6    Non-Fiduciary Status    26
17.7    Notices    26
17.8    Entire Agreement    26
17.9    No Third Party Beneficiaries    26
17.10    Counterparts    26
17.11    Interpretation    26
17.12    No Waiver    26
17.13    Headings    27
17.14    Severability    27
17.15    Limitation of Liability of the Trustees and Shareholders    27
17.16    Information Security and Other Matters    27
17.17    Several Obligations of the Series    28

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CUSTODY AGREEMENT

This Custody Agreement is made and entered into as of the latest date set forth on the signature page hereto (the “Effective Date”) by and between THE BANK OF NEW YORK MELLON, a New York state chartered bank (“BNY Mellon”), and GLOBAL X FUNDS, a Delaware statutory trust (“Customer”) on behalf of each series listed on Appendix I (a “Series”). BNY Mellon and Customer are collectively referred to as the “Parties” and individually as a “Party”.

RECITALS
WHEREAS, Customer wishes to appoint BNY Mellon as the custodian of certain of its assets, and BNY Mellon is willing to provide such services on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.
1.DEFINITIONS
Whenever used in this Agreement, the following words have the meanings set forth below:
“1940 Act” means the U.S. Investment Company Act of 1940, as amended and the rules and regulations thereunder.
“Account” or “Accounts” has the meaning set forth in Section 2.2.
“Act” has the meaning set forth in Section 10.1(a).
“Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by or under common control with such entity.
“Agreement” means, collectively, this Custody Agreement, any Appendices hereto and any other documents incorporated herein by reference.
“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, the Money Laundering Control Act, and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority with jurisdiction over Customer.
“Assets” has the meaning set forth in Section 2.1(a).
“Authorized Person” has the meaning set forth in Section 3.1.
“BNY Mellon” has the meaning set forth in the introductory paragraph.
“Cash” means the money and currency of any jurisdiction which BNY Mellon accepts for deposit in an Account.
“Confidential Information” means, with respect to a Party, the terms of this Agreement and all non-public business and financial information of such Party (including, with respect to Customer, information regarding the Accounts and including, with respect to

BNY Mellon, information regarding its practices and procedures related to the services provided hereunder) disclosed to the other Party in connection with this Agreement.
“Customer” has the meaning set forth in the introductory paragraph.
“Data Terms Website” means http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by BNY Mellon to Customer.
“Depository” means the Depository Trust Company, Euroclear, Clearstream Banking S.A., the Canadian Depository System, CLS Bank and any other securities depository, book-entry system or clearing agency authorized to act as a system for the central handling of securities pursuant to the laws of the applicable jurisdiction, and any successors to, and/or nominees of, any of the foregoing.
“Effective Date” has the meaning set forth in the introductory paragraph.
“Electronic Access Services” means such services made available by BNY Mellon or a BNY Mellon Affiliate to Customer to electronically access information relating to the Accounts and/or transmit Instructions.
“Electronic Signature” means an image, representation or symbol inserted into an electronic copy of the Agreement by electronic, digital or other technological methods.
“Foreign Depository” means an “Eligible Securities Depository” (as defined in Rule 17f-7 under the 1940 Act) identified by BNY Mellon to Customer from time to time.
“Instructions” means, with respect to this Agreement, instructions issued to BNY Mellon by way of (a) one of the following methods (each as and to the extent specified by BNY Mellon as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords or authentication keys, or otherwise appearing on their face to have been transmitted by an Authorized Person or (iii) third-party institutional trade matching utilities used to effect transactions in accordance with such utility’s customary procedures or (b) such other method as may be agreed upon by the Parties and that appear on their face to have been transmitted by an Authorized Person.
“Market Data” means pricing, valuations or other commercially sourced data applicable to any Security. Market Data also includes security identifiers, bond ratings and classification data.
“Market Data Providers” means vendors and analytics providers and any other Person providing Market Data to BNY Mellon.
“Non-Custody Assets” has the meaning set forth in Section 17.1.
“Oral Instructions” means, with respect to this Agreement, spoken instructions issued to BNY Mellon and reasonably believed by BNY Mellon to be from an Authorized Person.
“Party” or “Parties” has the meaning set forth in the introductory paragraph.
“Person” or “Persons” means any entity or individual.
“Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Department of the

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Treasury) or any other applicable domestic or foreign authority with jurisdiction over Customer.
“Securities” means all (a) debt and equity securities and (b) instruments representing rights or interests therein, including rights to receive, subscribe to or purchase the foregoing; in each case as may be agreed upon from time to time by BNY Mellon and Customer and which are from time to time delivered to or received by BNY Mellon and/or any Subcustodian for deposit in an Account.
“Series” means the respective portfolios, if any, of Customer listed on Appendix I to this Agreement. If no portfolios are listed on Appendix I to this Agreement then a reference to a Series means Customer.
“Standard of Care” has the meaning set forth in Section 14.1.
“Subcustodian” means a bank or other financial institution (other than a Depository) that is selected and used by BNY Mellon or a BNY Mellon Affiliate (acting as subcustodian) in connection with the settlement of transactions and/or custody of Assets hereunder, and any successors to, and/or nominees of, any of the foregoing.
“Tax Information” means all accurate, relevant and necessary information with respect to the Accounts or with respect to Customer’s identification or classification for purposes of Tax Obligations, in each case as may be required by applicable tax laws or by a tax authority inquiry, or as may be requested by BNY Mellon in connection with the matters in Section 7.
“Tax Obligations” means taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.
“Third Party Data” has the meaning set forth in Section 9.3(a).
2.APPOINTMENT OF CUSTODIAN; ACCOUNTS
2.1Appointment of Custodian
(a)Customer hereby appoints BNY Mellon as custodian of all Securities and Cash to be held under, and in accordance with the terms of, this Agreement (collectively, “Assets”), and BNY Mellon hereby accepts such appointment. BNY Mellon shall keep safely all Assets of the Customer delivered to and actually received by BNY Mellon pursuant to this Agreement, in accordance with the provisions of this Agreement and in accordance with laws that are applicable to BNY Mellon as a result of the services provided hereunder. The Parties acknowledge and agree that BNY Mellon’s duties pursuant to such appointment will be limited solely to those duties expressly undertaken pursuant to this Agreement.
(b)Notwithstanding the foregoing, BNY Mellon has no obligation:
(i)With respect to any Assets until they are actually received in an Account;
(ii)To inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account or to question any Instructions;
(iii)To monitor the Securities in the Accounts to determine whether Customer complies with limitations on ownership or any restrictions on investors provided for by local law, regulations or market practice, or provisions in the issuer’s articles of incorporation or by-laws or with respect to

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Customer’s own limitations described in is prospectus, statement of additional information or other similar document;
(iv)To determine the adequacy of title to, or the validity or genuineness of, any Assets received by it or delivered by it pursuant to this Agreement; or
(v)With respect to any matters related to: the establishment, maintenance operation or termination of Customer; or the offer, sale or distribution of the shares of, or interests in, Customer.
(c)Cash held hereunder may be subject to additional deposit terms and conditions issued by BNY Mellon or the applicable Subcustodian from time to time, including rates of interest and deposit account access.
(d)If Customer engages in securities lending activities, such activities will be subject to certain additional and/or modified terms to be set forth in a separate written agreement between Customer and BNY Mellon or a BNY Mellon Affiliate.
2.2Establishment of Accounts
BNY Mellon will establish and maintain a separate account for each Series in which BNY Mellon will hold Assets relating to the relevant Series as provided herein (each, an “Account,” and collectively, the “Accounts”). The Account of each Series established under this Agreement shall be maintained separately from the Account of each other Series. Such Accounts shall be in the name of the Customer on behalf of the relevant Series or in the name of the Series. An Account shall be deemed to consist of a “securities account” (within the meaning of Section 8-501(a) of the New York Uniform Commercial Code, as in effect from time to time (the “UCC”) for purposes of the UCC with respect to securities and security entitlements and a “deposit account” (within the meaning of Section 9-102 of the UCC) for purposes of the UCC with respect to Cash deposited in or credited to an Account. The Parties agree that with respect to the part of an Account consisting of a “securities account,” BNY Mellon is acting as a “securities intermediary” within the meaning of Article 8 of the UCC and intend that all Securities (other than those assets precluded by Section 8-501(d) of the UCC) held in the part of the Account consisting of a “securities account” shall be treated as financial assets. Customer on behalf of the relevant Series acknowledges and agrees that notwithstanding the foregoing, BNY Mellon gives no assurance that a security entitlement is created under the UCC with respect to a Series’ foreign Securities held in or credited to an Account.
BNY Mellon may from time to time establish pursuant to a written agreement with and for the benefit of a broker, dealer, futures commission merchant or other third party identified in Instructions such accounts on such terms and conditions as the Customer, on behalf of its Series, and BNY Mellon shall agree, and BNY Mellon shall transfer to such account such Securities and Cash as the Customer on behalf of a Series may specify in Instructions. BNY Mellon shall upon receipt of Instructions on behalf of a Series, establish and maintain a segregated account or accounts for and on behalf of each Series.
3.AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS
3.1Authorized Persons
Promptly following the Effective Date, Customer and/or its designee (including any of Customer’s investment managers) will furnish BNY Mellon with one or more written lists or other documentation acceptable to BNY Mellon specifying the names and titles of, or otherwise identifying, all Persons authorized to act on behalf of Customer (with respect to a particular Series, if applicable) with respect to this Agreement (each, an “Authorized Person”). Customer will be responsible for keeping such lists and/or other

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documentation current, and will update such lists and/or other documentation, as necessary from time to time, pursuant to Instructions.
3.2Instructions
(a)Except as otherwise expressly provided in this Agreement, BNY Mellon will have no obligation to take any action hereunder unless and until it receives Instructions issued in accordance with this Agreement.
(b)Customer will be responsible for ensuring that (i) only Authorized Persons issue Instructions to BNY Mellon and (ii) all Authorized Persons safeguard and treat with extreme care any user and authorization codes, passwords and authentication keys used in connection with the issuance of Instructions.
(c)Where Customer may or is required to issue Instructions, such Instructions will be issued by an Authorized Person.
(d)BNY Mellon will be entitled to deal with any Authorized Person until notified otherwise pursuant to Instructions, and will be entitled to act and rely upon any Instruction received by BNY Mellon.
(e)All Instructions must include all information necessary, and must be delivered using such methods and in such format as BNY Mellon may reasonably require and be received within BNY Mellon’s established cut-off times and otherwise in sufficient time, to enable BNY Mellon to act upon such Instructions.
(f)BNY Mellon may in its sole discretion decline to act upon any Instructions that do not comply with requirements set forth in Section 3.2(e) or that conflict with applicable law or regulations or BNY Mellon’s operating policies and practices, in which event BNY Mellon will promptly notify Customer unless prevented from doing so by applicable law.
(g)Customer acknowledges that while it is not part of BNY Mellon’s normal practices and procedures to accept Oral Instructions, BNY Mellon may in certain limited circumstances accept Oral Instructions. In such event, such Oral Instructions will be deemed to be Instructions for purposes of this Agreement. An Authorized Person issuing such an Oral Instruction will promptly confirm such Oral Instruction to BNY Mellon in writing. Notwithstanding the foregoing, Customer agrees that the fact that such written confirmation is not received by BNY Mellon, or that such written confirmation contradicts the Oral Instruction, will in no way affect (i) BNY Mellon’s reliance on such Oral Instruction or (ii) the validity or enforceability of transactions authorized by such Oral Instruction and effected by BNY Mellon.
(h)Customer acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to BNY Mellon and that there may be more secure methods of transmitting Instructions than the method selected by the sender. Customer agrees that the security procedures, if any, to be followed by Customer and BNY Mellon with respect to the transmission and authentication of Instructions provide to Customer a commercially reasonable degree of protection in light of its particular needs and circumstances.
3.3 BNY Mellon Actions Without Instructions
Notwithstanding anything to the contrary set forth in this Agreement, Customer hereby authorizes BNY Mellon, without Instructions, to take any administrative or ministerial actions with respect to the Accounts that it deems reasonably necessary or appropriate to perform its obligations under this Agreement, including the following:

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(a) Receive income and other payments due to the Accounts and make available information to the Customer promptly to enable Customer to identify any such amounts due but not paid; provided, however, that BNY Mellon will have no duty to pursue collection of any amount due to an Account, including for Securities in default, if such amount is not paid when due;

(b) Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;
(c) Facilitate access by Customer or its designee to ballots or online systems to assist it in the voting of proxies received by BNY Mellon in its capacity as custodian for eligible positions of Securities held in the Accounts (excluding bankruptcy matters), all of which will be exercised by Customer or its designee and not by BNY Mellon;
(d) Forward to Customer or its designee information (or summaries of information) that
BNY Mellon receives in its capacity as custodian from issuers of Securities which, in the opinion of BNY Mellon, are intended for beneficial owners of Securities and from
Depositories or Subcustodians concerning Securities in the Accounts (excluding bankruptcy matters);
(e) Forward to Customer or its designee an initial notice of bankruptcy cases relating to
Securities held in the Accounts and a notice of any required action related to such bankruptcy cases as may be received by BNY Mellon in its capacity as custodian. BNY
Mellon will take no further action nor provide further notification related to the bankruptcy case;
(f) Unless otherwise elected by Customer, and in accordance with BNY Mellon’s standard terms and conditions, provide class action filing services for settled claims related to Securities with industry recognized identifiers;

(g) Endorse for collection checks, drafts or other negotiable instruments received for the
Accounts; and

(h) Execute and deliver, solely in its capacity as custodian, certificates, documents or instruments incidental to BNY Mellon’s performance under this Agreement.
3.4 Funds Transfers
With respect to each Instruction for a Cash transfer, when the Instruction is to credit or pay a party by both a name and a unique numeric or alpha-numeric identifier (e.g., IBAN or ABA or account number), BNY Mellon and any other bank participating in the Cash transfer will be entitled to rely solely on such numeric or alpha-numeric identifier, even if it identifies a party different from the party named. Such reliance on an identifier will apply to beneficiaries named in the Instruction, as well as any financial institution that is designated in the Instruction to act as an intermediary in such Cash transfer. To the extent permitted by applicable law, the parties will be bound by the rules of any transfer system used to effect a Cash transfer under this Agreement.
3.5 Electronic Access
If Customer elects to use the Electronic Access Services in connection with this Agreement, the use thereof will be subject to any terms and conditions contained in a separate written agreement between the Parties or their Affiliates. If an Authorized Person elects, with BNY Mellon’s prior consent, to transmit Instructions through a third-party electronic communications service, BNY Mellon will not be responsible or liable for the reliability or availability of any such service.

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4.SUBCUSTODIANS, DEPOSITORIES AND AGENTS
4.1Use of Subcustodians and Depositories
(a)BNY Mellon will be entitled to utilize Subcustodians and Depositories in connection with its performance hereunder; provided that BNY Mellon will not utilize a Subcustodian that is an “Eligible Foreign Custodian” (as defined in Rule 17f-5 under the 1940 Act) to hold “Foreign Assets” (as defined in such Rule 17f-5) until after BNY Mellon is informed, pursuant to such means as determined by BNY Mellon, that Customer’s board of directors or similar governing body or Customer’s “Foreign Custody Manager” (as defined in such Rule 17f-5) has determined that utilization of such Subcustodian satisfies the applicable requirements of such Rule 17f-5.
(b)BNY Mellon will only utilize Subcustodians that have entered into an agreement with BNY Mellon or a BNY Mellon Affiliate and such agreement satisfies the conditions set forth in Rule 17f-5 as determined by Customer’s board of directors or similar governing body or Customer’s “Foreign Custody Manager” (as defined in such Rule 17f-5), and Assets held through a Subcustodian will be held subject to the terms and conditions of such Subcustodian’s respective agreement.
(c)Assets deposited in a Depository will be held subject to the rules, procedures, terms and conditions of such Depository. Subcustodians may hold Assets in Depositories in which such Subcustodians participate.
(d)In connection with each Depository utilized by BNY Mellon that is a “securities depository” (as defined in Rule 17f-4 under the 1940 Act), BNY Mellon (a) will exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository and (b) will provide, promptly upon request by Customer, such reports as are available concerning the internal accounting controls and financial strength of BNY Mellon.
(e)With respect to each Foreign Depository, BNY Mellon will exercise reasonable care, prudence and diligence (a) to provide Customer with an analysis of the custody risks associated with maintaining assets with the Foreign Depository and (b) to monitor such custody risks on a continuing basis and promptly notify Customer of any material change in such risks. Customer acknowledges and agrees that such analysis and monitoring will be made on the basis of, and limited by, information gathered from certain Subcustodians or through publicly available information otherwise obtained by BNY Mellon, and will not include any evaluation of the matters referenced in Section 14.2(b)(i).
(f)Unless otherwise required by local law or practice or a particular Subcustodian agreement, Assets deposited with Subcustodians or Depositories may be held in a commingled account in the name of, as applicable, BNY Mellon, a BNY Mellon Affiliate or the applicable Subcustodian, for its clients. BNY Mellon shall identify on its books and records the Securities and Cash belonging to each Series of the Customer, whether held directly, through Depositories, Foreign Depositories or Subcustodians
(g) BNY Mellon shall, directly or indirectly through Subcustodians, Depositories, or
Foreign Depositories, endeavor, to the extent feasible, to hold Securities in the country or other jurisdiction in which the principal trading market for such Securities is located, where such Securities are to be presented for cancellation and/or payment and/or registration, or where such Securities are acquired.

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4.2Liability for Subcustodians
(a) BNY Mellon will exercise the Standard of Care in selecting, retaining and monitoring Subcustodians.
(b)     With respect to Assets held by a Subcustodian, BNY Mellon will be liable to Customer for the activities of such Subcustodian under this Agreement to the extent that BNY Mellon would have been liable to Customer under this Agreement if BNY Mellon had performed such activities itself in the relevant market in which such Subcustodian is located; provided, however, that with respect to Securities held by a Subcustodian that is not a BNY Mellon Affiliate:
(i)BNY Mellon’s liability will be limited solely to the extent resulting directly from BNY Mellon’s failure to exercise the Standard of Care in selecting, retaining, and monitoring such Subcustodian; and
(ii)To the extent that BNY Mellon is not liable pursuant to Section 4.2(b)(i), BNY Mellon’s sole responsibility to Customer will be to: (A) take reasonable and appropriate action to recover from such Subcustodian, and (B) forward to Customer any amounts so recovered (exclusive of costs and expenses incurred by BNY Mellon in connection therewith).
4.3 Liability for Depositories
BNY Mellon will have no responsibility or liability for the activities of any Depository arising out of or relating to this Agreement or any cost or burden imposed on the transfer or holding of Assets held with such Depository.
4.4 Use of Agents
BNY Mellon may appoint agents, including BNY Mellon Affiliates, on such terms and conditions as it deems appropriate to perform its obligations hereunder. Except as otherwise specifically provided herein, no such appointment will discharge BNY Mellon from its obligations hereunder.
5.CORPORATE ACTIONS
5.1Notification
5.2BNY Mellon will notify Customer or its designee of rights or discretionary corporate actions and of the date or dates when such rights must be exercised or such action must be taken as promptly as practicable under the circumstances, provided that BNY Mellon has actually received, in its capacity as custodian, (i) notice of such right or discretionary corporate action from the relevant issuer, or from a Subcustodian, Depository or third party vendor and (ii) such notification includes the date or dates by which such rights must be exercised or such action must be taken. Without actual receipt of such notice by BNY Mellon, BNY Mellon will have no responsibility or liability for failing to so notify Customer.
5.3Exercise of Rights
Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken with respect to Securities in an Account, Customer or its designee will be responsible for making any decisions relating thereto and for instructing BNY Mellon to act. In order for BNY Mellon to act, Customer must issue Instructions either: (a) using the BNY Mellon-generated form provided along with BNY Mellon’s notice under Section 5.1 or (b) if Customer is not using such BNY Mellon-generated form, clearly indicating, by reference to the options provided on such BNY Mellon-generated form, which action

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Customer is electing. Each such Instruction will be addressed as BNY Mellon may from time to time request and issued by such time as BNY Mellon will advise Customer or its designee.
5.4Partial Redemptions, Payments, Etc.
BNY Mellon will advise Customer or its designee upon its notification, in its capacity as custodian, of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within an Account. If BNY Mellon or any Subcustodian or Depository holds any Securities affected by one of the events described, BNY Mellon or such Subcustodian or Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.
6.SETTLEMENT
6.1Settlement Instructions
Promptly after the execution of each Securities transaction, Customer will issue to BNY Mellon Instructions to settle such transaction. Unless otherwise agreed by BNY Mellon and subject to Section 8.1, Assets will be credited to the relevant Account only when actually received by BNY Mellon.
6.2Settlement Funds
For the purpose of settling a Securities transaction, Customer will provide BNY Mellon with sufficient immediately available funds or Securities, as applicable, in the relevant Account by such time and date as is required to enable BNY Mellon to settle such transaction in the country of settlement and in the currency to be used to settle such transaction.
6.3Settlement Practices
Securities transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs. Customer understands that when BNY Mellon is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment related to such Securities may not be completed simultaneously and can also be made without payment. Customer assumes full responsibility for all risks involved in connection with BNY Mellon’s delivery of Securities or Cash in accordance with such practices.
7.TAX MATTERS
7.1Tax Obligations
(a)To the extent that BNY Mellon has received the Tax Information within the time stipulated, BNY Mellon will perform the following services with respect to Tax Obligations:
(i) Unless prohibited by law or regulation, at the reasonable request of Customer, BNY Mellon will provide to Customer such information received by BNY Mellon in its capacity as custodian that could, in Customer’s reasonable belief, assist Customer or its designee in the submission of any reports or returns with respect to Tax Obligations. An Authorized Person will inform BNY Mellon in writing as to which party or parties will receive information from BNY Mellon;

(ii) BNY Mellon will, upon receipt of sufficient Tax Information from Customer (as reasonably determined by BNY Mellon), file claims for exemptions or refunds with

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respect to withheld taxes in those markets where it provides such services and subject to BNY Mellon’s service level description (in each case as made available to Customer from time to time). Where Customer (for whatever reason) fails or neglects to provide BNY Mellon with or to review and confirm the Tax Information within the time stipulated by BNY Mellon, then such failure or neglect may result in the disapplication of withholding tax relief or the obligation on Customer to immediately return amounts already refunded by a tax authority. Customer may, however, elect to appoint its own tax agent to file claims for exemptions or refunds in any or all markets, with advance notice to BNY Mellon of such appointment and subject to such terms as separately agreed in writing between Customer and BNY Mellon; and
(iii)BNY Mellon or the applicable Subcustodian will withhold appropriate amounts, as required by applicable tax laws, with respect to amounts received and is authorized to debit the relevant Account in the amount of a Tax Obligation and to pay such amount to the appropriate taxing authority.
Customer’s receipt of the foregoing services is dependent upon its subscription to BNY Mellon’s information reporting system, and Customer will be responsible for enrolling its designated Authorized Persons in such system. Customer acknowledges that BNY Mellon may, at any time, amend the scope of its tax service offering and notice of such changes will be made available to BNY Mellon’s customers through its information reporting system. Such changes may require additional documentation, attestations or declarations to be entered into by Customer in order to continue receiving the relevant tax service in a particular market.
(b)Customer acknowledges that BNY Mellon is a service provider and not an economic beneficiary of any transaction.
(c)Customer will be responsible for understanding its Tax Obligations, and will be solely responsible and liable for all Tax Obligations with respect to any Assets held on behalf of Customer and any transaction related thereto.
(d)Customer will provide BNY Mellon with Tax Information to enable BNY Mellon to comply with BNY Mellon’s obligations under any applicable tax laws or with any tax authority enquiry.
(e)Customer acknowledges and agrees that none of BNY Mellon nor any BNY Mellon Affiliate is a tax adviser and none of BNY Mellon nor any BNY Mellon Affiliate will, under any circumstances, provide tax advice to Customer. Customer will obtain its own independent tax advice for any tax-related matters or Tax Obligations.
7.2Payments
    Where BNY Mellon receives Instructions to make distributions or transfers out of an Account in order to pay Customer’s third party service providers, Customer acknowledges that in making such payments BNY Mellon is acting in an administrative capacity, and not as the payor, for tax information reporting and withholding purposes.
8.CREDITS AND ADVANCES
8.1Contractual Settlement and Income
BNY Mellon may, in its sole discretion, as a matter of bookkeeping convenience, credit the relevant Account with the proceeds resulting from the purchase, sale, redemption or other delivery or receipt of Securities, or interest, dividends or other distributions payable on Securities prior to its actual receipt thereof. All such credits will be conditional until

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BNY Mellon’s actual receipt of such proceeds and may be reversed by BNY Mellon to the extent that such proceeds are not received. Actual receipt of proceeds with respect to a transaction will not be deemed to have occurred, and the transaction will not be considered final, until BNY Mellon has received sufficient immediately available funds or Securities specifically applicable to such transaction that, under applicable local law, rule or practice, are irreversible.
8.2Advances
If BNY Mellon receives an Instruction that, if processed, would result in an overdraft in an Account, BNY Mellon may, in its sole discretion, advance funds in any currency hereunder; however, BNY Mellon will have no obligation to advance its own funds.
8.3Payment
If: (a) BNY Mellon has advanced funds to an Account; (b) an overdraft has occurred in an Account (including overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or (c) Customer is for any other reason indebted to BNY Mellon, Customer agrees to pay BNY Mellon (on demand or upon becoming aware thereof) the amount of such advance, overdraft or indebtedness, plus accrued interest at a rate then charged by BNY Mellon to its institutional custody clients in the relevant currency.
8.4Securing Payment
In order to secure repayment of Customer’s obligations and liabilities relating to a Series (whether or not matured) to BNY Mellon or any BNY Mellon Affiliate, whether or not relating to or arising under this Agreement, and without limiting BNY Mellon’s or such BNY Mellon Affiliate’s rights under applicable law or any other agreement, Customer hereby pledges and grants to BNY Mellon and such BNY Mellon Affiliate, and agrees BNY Mellon and such BNY Mellon Affiliate will have to the maximum extent permitted by law, a continuing first lien and security interest in: (a) all of Customer’s and such Series’ right, title and interest in and to the Account relating to such Series and the Assets now or hereafter held in such Account (including proceeds thereof) and (b) any other property at any time held by BNY Mellon or any BNY Mellon Affiliate relating to such Series; provided that Customer does not hereby grant a security interest in any Securities issued by an affiliate (as defined in Section 23A of the U.S. Federal Reserve Act) of BNY Mellon. Customer represents, warrants and covenants that it owns the Assets in the Accounts, and such other property at any time held by BNY Mellon or any BNY Mellon Affiliate relating to Customer, free and clear of all liens, claims and security interests (except as otherwise acknowledged in writing by BNY Mellon), and that the first lien and security interest granted herein with respect to each Series will be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any third party (other than specific liens granted preferred status by statute). Customer will take any additional steps required to assure BNY Mellon of such priority security interest, including notifying third parties or obtaining their consent. BNY Mellon will be entitled to collect from the relevant Account sufficient Cash for reimbursement, and if such Cash is insufficient, to sell Securities in such Account to the extent necessary to obtain reimbursement. In this regard, BNY Mellon will be entitled to all the rights and remedies of a pledgee, secured creditor and/or securities intermediary under applicable laws, rules and regulations as then in effect as if Customer or the relevant Series is in default. The Accounts or other assets of a Series may not be used to satisfy the obligations of any other Series, nor may the Accounts or other assets of any other Series be used to satisfy the obligations of the first Series. No lien or security interest in, or right of setoff against, the Accounts or other assets of a Series shall apply to such Series except in connection with the obligations of that particular Series.

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8.5Setoff
BNY Mellon has the right to debit any Cash for any amount payable by Customer in connection with any and all obligations and liabilities (whether or not matured) of Customer relating to a Series to BNY Mellon or any BNY Mellon Affiliate whether or not relating to or arising under this Agreement. In addition to the rights of BNY Mellon or such BNY Mellon Affiliate under applicable law or any other agreement, at any time when Customer has not honored any of its obligations relating to a Series to BNY Mellon or such BNY Mellon Affiliate, BNY Mellon will have the right without notice to Customer to retain or set-off against any obligations relating to such Series any cash BNY Mellon or any BNY Mellon Affiliate may directly or indirectly hold with respect to such Series and any obligations (whether or not matured) that BNY Mellon or any BNY Mellon Affiliate may have with respect to such Series in any currency. Any such cash or obligation relating to a Series may be transferred to BNY Mellon and any BNY Mellon Affiliate in order to effect the above rights.
8.6Currency Conversion
BNY Mellon is hereby authorized to effect any necessary currency conversions in order to exercise its rights under this Section 8 at BNY Mellon's own rate of exchange then prevailing.
9.STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA
9.1Statements
BNY Mellon will make available to Customer, through the Electronic Access Services, a monthly statement (or report for such other time period as the Parties may agree upon from time to time) reflecting all transfers to or from the Accounts during such month and all holdings in the Accounts as of the last business day of such month (or as of such other date(s) as the Parties may agree upon from time to time). Customer will promptly review each such statement and, within ninety (90) days of when such statement is made available by BNY Mellon, notify BNY Mellon of any exception or objection thereto. Notwithstanding the foregoing, Customer may notify BNY Mellon of any such exceptions or objections at any time; provided, however, that BNY Mellon will not be responsible or liable for any losses that could have been mitigated had such notice been provided during such ninety (90) day period.
9.2Books and Records
BNY Mellon will maintain accurate books and records associated with its services under this Agreement. BNY Mellon agrees that it will store all records on media designed to protect their usability, reliability, authenticity and preservation consistent with the 1940 Act. The books and records, directly pertaining to the Accounts, which are in the possession of BNY Mellon will be the property of Customer. Such books and records will be prepared and maintained as required by the 1940 Act and the rules thereunder. BNY Mellon will identify on its books and records the Assets belonging to Customer with respect to each Series whether held directly or indirectly through Subcustodians or Depositories. Securities held in the Accounts will be held in registered form in the name of BNY Mellon or one of its nominees and will be segregated on BNY Mellon’s books and records from BNY Mellon’s own property. Customer and its authorized representatives (including the Customer’s independent public accountants) will have the right, at Customer’s own expense and with reasonable prior written notice to BNY Mellon, to have reasonable access to those books and records directly pertaining to the Accounts. Any such access will occur during BNY Mellon’s normal business hours and will be subject to BNY Mellon’s applicable security policies and procedures. Upon Customer’s reasonable request, copies of those books and records directly pertaining to the Accounts will be provided by BNY Mellon to Customer or its authorized representatives.

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Upon the reasonable request of the Customer, on behalf of a Series, and payment of a fee to be mutually agreed upon by the Parties, BNY Mellon shall provide in a format to be mutually agreed upon by the Parties any records which are maintained by BNY Mellon on a computer disc, or are similarly maintained.
9.3Third Party Data
(a)Customer acknowledges that BNY Mellon will be receiving, utilizing and relying on Market Data and other data provided by Customer and/or by third parties in connection with its performance of the services hereunder (collectively, “Third Party Data”). BNY Mellon is entitled to rely without inquiry on all Third Party Data provided to BNY Mellon hereunder (and all Instructions related to Third Party Data), and BNY Mellon makes no assurances or warranties in relation to the accuracy or completeness of Third Party Data and will not be responsible or liable for any losses or damages incurred as a result of any Third Party Data that is inaccurate or incomplete. BNY Mellon may follow Instructions with respect to Third Party Data, even if such Instructions direct BNY Mellon to override its usual procedures and data sources or if BNY Mellon, in performing services for itself or others (including services similar to those performed for Customer), receives different Third Party Data for the same or similar Securities.
(b)Although statements and reports provided by BNY Mellon hereunder with respect to the Accounts may contain values of, and pricing information in relation to, Securities held pursuant to this Agreement, BNY Mellon does not undertake any duty or responsibility under this Agreement to report such values or pricing information.
(c)Certain Market Data may be the intellectual property of Market Data Providers, which impose additional terms and conditions upon Customer’s use of such Market Data. Such additional terms and conditions can be found on the Data Terms Website. Customer agrees to those terms and conditions as they are posted on the Data Terms Website from time to time.
10.DISCLOSURES
10.1Required Disclosure
(a) With respect to Securities that are registered under the U.S. Securities Exchange Act of 1934, as amended, or that are issued by an issuer registered under the 1940 Act, the U.S. Shareholder Communications Act of 1985 (the “Act”) requires BNY Mellon to disclose to issuers of such Securities, upon their request, the name, address and securities position of BNY Mellon’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. Customer has designated on the signature page hereof whether (i) as beneficial owner, it objects to the disclosure of its name, address and securities position to any U.S. issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and Customer or (ii) it requires BNY Mellon to contact the relevant investment manager with respect to relevant Securities to make the decision as to whether it objects to the disclosure of the beneficial owner’s name, address and securities position to any U.S. issuer that requests such information pursuant to the Act.
(b) With respect to certain Securities issued outside the United States, BNY Mellon may disclose information to issuers of Securities as required by the organizational documents of the relevant issuer or in accordance with local market practice.

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(c) In connection with any disclosure contemplated by this Section 10, Customer agrees to supply BNY Mellon with any required information.
10.2Foreign Exchange Transactions
In connection with this Agreement, Customer may enter into foreign exchange transactions (including foreign exchange hedging transactions) with BNY Mellon or a BNY Mellon Affiliate acting as a principal or otherwise through customary channels. Customer may issue standing Instructions with respect to any such foreign exchange transactions, subject to any rules or limitations that may apply to any foreign exchange facility made available to Customer. With respect to any such foreign exchange transactions, BNY Mellon or such BNY Mellon Affiliate is acting as a principal counterparty on its own behalf and is not acting as a fiduciary or agent for, or on behalf of, Customer, a Series, an investment manager or any Account.
10.3Investment of Cash
In connection with this Agreement, Customer may issue standing Instructions to invest Cash in one or more sweep investment vehicles. Such investment vehicles may be offered by a BNY Mellon Affiliate or by a client of BNY Mellon, and BNY Mellon may receive compensation therefrom. By making investment vehicles available, BNY Mellon and its Affiliates will not be deemed to have recommended, endorsed or guaranteed any such investment vehicle in any way or otherwise to have acted as a fiduciary or agent for, or on behalf of, Customer, its investment manager or any Account. BNY Mellon will have no liability for any loss incurred on any such investments. Customer understands that Cash may be uninvested if it is received or reconciled to an Account after the applicable deadline to be swept into Customer’s selected investment vehicle.
11.REGULATORY MATTERS
11.1USA PATRIOT Act
Section 326 of the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (including its implementing regulations) requires BNY Mellon to implement a customer identification program pursuant to which BNY Mellon must obtain certain information from Customer in order to verify Customer’s identity prior to establishing an Account. Accordingly, prior to establishing an Account, Customer will be required to provide BNY Mellon with certain information, including Customer’s name, physical address, tax identification number and other pertinent identifying information, to enable BNY Mellon to verify Customer’s identity. Customer acknowledges that BNY Mellon cannot establish an Account unless and until BNY Mellon has successfully performed such verification.
11.2Sanctions; Anti-Money Laundering
(a)Throughout the term of this Agreement, Customer: (i) will have in place and will implement policies and procedures designed to prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to its clients (to the extent the Assets are client assets) and with respect to incoming or outgoing assets or transactions relating to this Agreement; (ii) will ensure that neither Customer nor any of its Affiliates, directors, officers, employees or clients (to the extent the Assets are client assets) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions and (iii) will not, directly or indirectly, use the Accounts in any manner that would result in a violation by Customer or BNY Mellon of Sanctions.

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(b)Customer acknowledges and agrees that, in connection with the services provided by BNY Mellon under this Agreement, each of Customer’s authorized participants is not a customer or joint customer with BNY Mellon. Customer (and not BNY Mellon) has the responsibility to, and will, fulfill any compliance requirement or obligation with respect to each of its authorized participants under all Anti-Money Laundering Laws. Without limiting any obligation imposed on Customer by Anti-Money Laundering Laws, throughout the term of this Agreement, Customer will maintain a compliance program with respect to its authorized participants that includes the following: (i) a know-your-customer program in order to understand and verify the identity of each authorized participant, in accordance with the requirements of the Bank Secrecy Act and the relevant regulations thereunder, (ii) a transaction surveillance and monitoring program, and (iii) a policy for identifying and reporting any suspicious transactions and/or activities with respect to each authorized participant to the appropriate law enforcement and regulatory authorities and to BNY Mellon where related to the services provided by BNY Mellon hereunder.
(c)Customer will promptly provide to BNY Mellon such information as BNY Mellon reasonably requests in connection with the matters referenced in this Section 11.2, including information regarding (i) the Accounts, (ii) the Assets and the source thereof, (iii) the identity of any individual or entity having or claiming an interest therein, and (iv) Customer’s anti-money laundering and Sanctions compliance programs and any related records and/or transaction information, including with respect to any authorized participant, regardless of whether such request is made under USA PATRIOT Act Section 314(b) (where applicable). Customer will cooperate with BNY Mellon and provide assistance reasonably requested by BNY Mellon in connection with any anti-money laundering and terrorist financing or Sanctions inquiries. Prior to delivering to BNY Mellon the assets of any authorized participant, Customer will obtain from each such authorized participant, and will continue to maintain in effect throughout the term of this Agreement, any consents or waivers that may be required under applicable law in order to comply with the foregoing obligations.
(d)BNY Mellon may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 11.2. If BNY Mellon declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, BNY Mellon will inform Customer as soon as reasonably practicable.
12.COMPENSATION
12.1Fees and Expenses
    In consideration of BNY Mellon’s services provided hereunder, Customer will (a) pay to BNY Mellon the fees set forth in the agreed upon fee schedule (as such fee schedule may be amended by BNY Mellon from time to time upon thirty (30) days' prior written notice to Customer) and (b) reimburse BNY Mellon for any out-of-pocket and incidental expenses incurred by BNY Mellon in connection therewith. Unless otherwise agreed by the Parties, such amounts will be payable to BNY Mellon within thirty (30) days of Customer’s receipt of the relevant invoice. Without limiting BNY Mellon’s other rights set forth in this Agreement, BNY Mellon may charge interest on overdue amounts at a rate then charged by BNY Mellon to its institutional custody clients in the relevant currency. The Parties agree that any new fees and/or expenses to be charged to the Customer that are related to any changes to the services required by any new applicable law, rule or regulation shall be agreed upon in advance.

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12.2Other Compensation
(a) Customer acknowledges that, as part of BNY Mellon’s compensation, BNY Mellon will earn interest on Cash balances held by BNY Mellon (including disbursement balances, balances arising from purchase and sale transactions and when Cash otherwise remains uninvested) as provided in BNY Mellon’s compensation disclosures.
(b) Where an error or omission has occurred under this Agreement that results in an unintended gain, provided that Customer is put in the same or equivalent position as it would have been in had such error or omission not occurred, any such gain will be solely for the account of BNY Mellon without any duty to report such gain to Customer.
13.REPRESENTATIONS, WARRANTIES AND COVENANTS
13.1BNY Mellon
    BNY Mellon represents and warrants that: (a) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (b) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; (c) the individual executing this Agreement on its behalf has the requisite authority to bind BNY Mellon to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms and (d) all actions taken, or to be taken, by or on behalf of BNY Mellon in connection with maintaining or operating BNY Mellon shall be done in compliance with all applicable U.S. state and federal banking laws and regulations applicable to BNY Mellon by virtue of the custody services provided hereunder.
13.2Customer
(a) Customer represents and warrants that: (i) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (ii) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; and (iii) the individual executing this Agreement on its behalf has the requisite authority to bind Customer to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.
(b) Customer represents, warrants and covenants that (i) it or the relevant investment manager has determined that the custody arrangements of each Depository maintaining “Foreign Assets” (as defined in Rule 17f-5 under the 1940 Act) provide reasonable safeguards against the custody risks associated with maintaining assets with such Depository within the meaning of Rule 17f-7 under the 1940 Act and (ii) it shall manage its borrowings, including without limitation any advance or overdraft (including any daylight overdraft) in an Account, so that the aggregate of its total borrowings for each Series do not exceed the amount such Series is permitted to borrow under the 1940 Act.
(c) Customer represents and warrants that all actions taken, or to be taken, by or on behalf of Customer in connection with establishing, maintaining, operating or terminating Customer (including, any offer, sale or distribution of the shares of, or interest in, Customer) shall be done in compliance with all applicable U.S. state and federal securities laws and regulations and all other applicable laws and regulations of all applicable jurisdictions.

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14.LIABILITY
14.1Standard of Care
In performing its duties under this Agreement, BNY Mellon will exercise the standard of care and diligence that a professional custodian would observe in these affairs taking into account the prevailing rules, practices, procedures and circumstances in the relevant market and shall perform its duties and obligations without negligence, fraud, bad faith or willful misconduct, in each case, in light of prevailing custody and settlement practices in the relevant market (“Standard of Care”).
14.2Limitation of Liability
(a) BNY Mellon’s liability arising out of or relating to this Agreement will be limited solely to those direct damages that are caused by BNY Mellon’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. In no event will BNY Mellon be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if BNY Mellon has been advised of the possibility of such losses or damages).
(b) Notwithstanding anything to the contrary set forth in this Agreement, in no event will BNY Mellon be liable for any losses or damages arising out of any of the following:
(i)Customer’s or an Authorized Person’s decision to invest in or hold Assets in any particular country, including any losses or damages arising out of or relating to: (A) the financial infrastructure of a country; (B) a country’s prevailing custody and settlement practices; (C) nationalization, expropriation or other governmental actions; (D) a country’s regulation of the banking or securities industry; (E) currency and exchange controls, restrictions, devaluations, redenominations, fluctuations or asset freezes; (F) laws, rules, regulations or orders that at any time prohibit or impose burdens or costs on the transfer of Assets to, by or for the account of Customer or (G) market conditions which affect the orderly execution of securities transactions or affect the value of securities;
(ii)BNY Mellon’s reliance on Instructions;
(iii)BNY Mellon’s receipt or acceptance of fraudulent, forged or invalid Securities (or Securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market);
(iv)For any matter with respect to which BNY Mellon is required to act only upon the receipt of Instructions, (A) BNY Mellon’s failure to act in the absence of such Instructions or (B) Instructions that are late or incomplete or do not otherwise satisfy the requirements of Section 3.2(e), whether or not BNY Mellon acted upon such Instructions;
(v)BNY Mellon receiving or transmitting any data to or from Customer or any Authorized Person via any non-secure method of transmission or communication selected by Customer;
(vi)Customer’s or an Authorized Person’s decision to invest in Securities or to hold Cash in any currency;
(vii)The insolvency of any Person, including a Subcustodian that is not a BNY Mellon Affiliate, Depository, broker, bank or a counterparty to the

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settlement of a transaction or to a foreign exchange transaction, except as provided in Section 4.2; or
(viii)Any inability of BNY Mellon, a Subcustodian or any of their respective agents to file claims for exemptions or refunds or otherwise obtain relief from Tax Obligations due to (A) Customer’s failure to provide, or delay in providing, Tax Information to BNY Mellon, (B) any failure of Customer to comply with applicable tax laws, or (C) any failure or refusal of any taxing authority to provide such relief.
(c) If BNY Mellon is in doubt as to any action it should or should not take, either pursuant to, or in the absence of, Instructions, BNY Mellon may, at its own expense, obtain the advice of either reputable counsel of its own choosing or counsel to Customer, and BNY Mellon will not be liable for acting in accordance with such advice.
14.3Force Majeure
    BNY Mellon will not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by natural disasters, fire, acts of God, strikes or other labor disputes, work stoppages, acts of war or terrorism, general civil unrest, actual or threatened epidemics, disease, act of any government, governmental authority or police or military authority, declared or threatened state of emergency, legal constraint, the interruption, loss or malfunction of utilities or transportation, communications or computer systems, or any other similar events beyond its reasonable control; provided that BNY Mellon shall be liable for any losses to a Series to the extent that BNY Mellon fails to maintain or keep updated the disaster recovery/business continuity plans contemplated in Section 17.5 of this Agreement and such failure is the sole and direct cause of a loss to a Series; provided further, BNY Mellon shall use its commercially reasonable efforts to resume performance and to mitigate the effects of any such events.

BNY Mellon will use commercially reasonable efforts to minimize the effect of any such events.
14.4Indemnification
(a)    Customer will indemnify and hold harmless BNY Mellon from and against all losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) incurred by BNY Mellon arising out of or relating to BNY Mellon’s performance under this Agreement, except to the extent resulting from BNY Mellon’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. The Parties agree that the foregoing will include reasonable counsel fees and expenses incurred by BNY Mellon in its successful defense of claims that are asserted by Customer against BNY Mellon arising out of or relating to BNY Mellon’s performance under this Agreement. Any obligations of Customer under this Section 14.4 with respect to a particular Series will not be satisfied out of the assets of another Series. In no event will Customer be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if the Customer has been advised of the possibility of such losses or damages).
(b)    BNY Mellon will indemnify and hold harmless the Customer from and against all losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) incurred by the Customer arising out of or relating to BNY Mellon’s performance under this Agreement that did not meet the Standard of Care, except to the extent resulting from the Customer’s negligence, fraud, bad

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faith or willful misconduct. The Parties agree that the foregoing will include reasonable counsel fees and expenses incurred by the Customer in its successful defense of claims that are asserted by BNY Mellon against the Customer arising out of or relating to BNY Mellon’s performance under this Agreement. In no event will BNY Mellon be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if the BNY Mellon has been advised of the possibility of such losses or damages).
(c)    In the event of any demand, or any civil, criminal, administrative, or investigative claim, action, or proceeding for which one Party may be required to indemnify the other Party, the indemnified Party shall promptly notify the indemnifying Party of such assertion, and shall keep the indemnifying Party advised with respect to all developments concerning such claim; provided, however, that any failure by the indemnified Party to provide such notice shall not relieve the indemnifying Party of its obligations to indemnify and hold harmless the indemnified Party under this Agreement except to the extent the indemnifying Party can demonstrate actual prejudice as a result of such failure. The indemnifying Party shall have the option to participate with the indemnified Party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified Party. The indemnified Party shall in no case confess any claim or make any compromise in any case in which the indemnifying Party may be required to indemnify the indemnified Party except with the indemnifying Party’s prior written consent. In no event will the Customer, on behalf of a Series, be liable for any settlement of any action or claim effected without its prior written consent.
15.CONFIDENTIALITY
15.1Confidentiality Obligations
Each Party agrees to use the Confidential Information of the other Party solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose such information to any other Person without the prior written consent of the other Party. Notwithstanding the foregoing, BNY Mellon may: (a) use Customer’s Confidential Information in connection with certain functions performed on a centralized basis by BNY Mellon, its Affiliates and joint ventures and their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage); (b) disclose such information to its Affiliates and joint ventures and to its and their service providers who are subject to confidentiality obligations, provided however that unless such Customer Confidential Information is aggregated and anonymized, no such consent is provided for disclosure of Confidential Information to Affiliates or joint ventures operating as a registered investment adviser or investment adviser to mutual funds, exchange traded funds, other collective investment vehicle, separate accounts or other investment management products and (c) store the names and business contact information of Customer’s employees and representatives relating to this Agreement on the systems or in the records of its Affiliates and joint ventures and its and their service providers. In addition, BNY Mellon may aggregate information regarding Customer and the Accounts on an anonymized basis with other similar client data for BNY Mellon’s and its Affiliates’ reporting, research, product development and distribution, and marketing purposes.
15.2Exceptions
The Parties’ respective obligations under Section 15.1 will not apply to any such information: (a) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving Party; (b) that was known to the receiving Party as of the time of its disclosure and was not otherwise subject to

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confidentiality obligations; (c) that is independently developed by the receiving Party without reference to such information; (d) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing Party or (e) that is required to be disclosed pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority.
16.TERM AND TERMINATION
16.1Term
    The term of this Agreement will commence on the Effective Date and will continue in effect until terminated in accordance with the provisions herein.
16.2Termination
Each Party may terminate this Agreement with respect to one or more Series by giving to the counter-Party a notice in writing specifying the date of such termination, which will be not less than one hundred and twenty (120) days after the date of such notice. The termination of this Agreement by one Series shall not automatically terminate this Agreement for the other Series on Appendix I. The removal of a Series from Appendix I, for any reason, shall not be deemed a termination of this Agreement.
16.3Effect of Termination
Upon termination hereof, Customer will pay to BNY Mellon such compensation as may be due to BNY Mellon, and will reimburse BNY Mellon for other amounts payable or reimbursable to BNY Mellon hereunder, through the date of termination. BNY Mellon will follow such reasonable Instructions as Customer issues concerning the transfer of custody of records, Assets and other items; provided that (a) BNY Mellon will have no responsibility or liability for shipping and insurance costs associated therewith and (b) full payment has been made to BNY Mellon of its compensation, costs, expenses and other amounts to which it is entitled hereunder. If any Assets remain in any Account after termination, BNY Mellon may deliver to Customer such Assets. The terms of this Agreement (including the terms relating to fees payable to BNY Mellon) will continue to apply from day to day until any transferable Asset is transferred in accordance with this Section, except that no additional Cash or Securities may be deposited with BNY Mellon or any Subcustodian after such date other than with BNY Mellon’s express prior consent, and Customer will have a continuing obligation to provide BNY Mellon as soon as possible with the details of the Person or Persons to whom the remaining Assets are to be transferred.

16.4Survival
    Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept or performed after the expiration or termination of this Agreement will survive the expiration or any termination of this Agreement and remain binding upon and for the Parties’ benefit, including Section 13 (Representations, Warranties and Covenants); Section 14 (Liability); Section 15 (Confidentiality); Section 16.3 (Effect of Termination); Section 16.4 (Survival) and Section 17.4 (Governing Law/Forum).

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17.GENERAL
17.1Non-Custody Assets
At Customer’s request pursuant to Instructions, subject to BNY Mellon’s approval and as an accommodation to Customer, BNY Mellon will provide consolidated recordkeeping services reflecting on statements provided to Customer securities and other assets not held by BNY Mellon (“Non-Custody Assets”). Non-Custody Assets will be designated on BNY Mellon’s books as “assets not held in custody” or by other similar designation and will not constitute Assets for purposes of this Agreement. Customer acknowledges and agrees that, notwithstanding anything contained elsewhere in this Agreement, (a) Customer will have no security entitlement against BNY Mellon with respect to Non-Custody Assets; (b) BNY Mellon will rely, without independent verification, on information provided by Customer or its designee regarding Non-Custody Assets (including positions and market valuations) and (c) BNY Mellon will have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on BNY Mellon’s books or set forth on account statements concerning Non-Custody Assets.
17.2Assignment
Neither Party may, without the other Party’s prior written consent, assign any of its rights or delegate any of its duties under this Agreement (whether by change of control, operation of law or otherwise); provided, however that BNY Mellon may, without the prior written consent of Customer, assign this Agreement or any of its rights, or delegate any of its duties hereunder: (a) to any BNY Mellon Affiliate; (b) to any successor to the business of BNY Mellon to which this Agreement relates, in which event BNY Mellon agrees to provide notice of such successor to Customer or (c) as otherwise permitted in this Agreement; provided further that any entity to which this Agreement is assigned by BNY Mellon without the prior written consent of Customer pursuant to a foregoing item (a), (b) or (c) will satisfy the requirements for serving as a custodian for a registered investment company. Any purported assignment or delegation by a Party in violation of this provision will be voidable at the option of the other Party. This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns.
17.3Amendment
This Agreement may be amended or modified only in a written agreement signed by an authorized representative of each Party. For purposes of the foregoing, email exchanges between the Parties will not be deemed to constitute a written agreement.
17.4Governing Law/Forum
(a)The substantive laws of the state of New York (without regard to its conflicts of law provisions) will govern all matters arising out of or relating to this Agreement, including the establishment and maintenance of the Accounts and for purposes of the Uniform Commercial Code and all issues specified in Article 2(1) of the Hague Securities Convention.
(b)Each Party irrevocably agrees that all legal actions or proceedings brought by it against the other Party arising out of or relating to this Agreement will be brought solely and exclusively before the state or federal courts situated in New York City, New York. Each Party irrevocably submits to personal jurisdiction in such courts and waives any objection which it may now or hereafter have based on improper venue or forum non conveniens. The Parties hereby unconditionally waive, to the fullest extent permitted by applicable law, any right to a jury trial with respect to any such actions or proceedings.

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17.5Business Continuity/Disaster Recovery
BNY Mellon will implement business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under this Agreement. Such plans will cover the facilities, systems, applications and employees that are critical to the provision of the services hereunder, and will be tested at least annually to validate whether the recovery strategies, requirements, and protocols are viable and sustainable. BNY Mellon shall make reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is reasonably available and, in the event of equipment failures, BNY Mellon shall, at no additional expense to the Customer, take reasonable steps to minimize service interruption.
17.6Non-Fiduciary Status
Customer hereby acknowledges and agrees that BNY Mellon is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder, including with respect to the management, investment advisory or sub-advisory functions of Customer.
17.7Notices
Other than routine communications in the ordinary course of providing or receiving services hereunder (including Instructions), notices given hereunder will be: (a) addressed to BNY Mellon or Customer at the address set forth on the signature page (or such other address as either Party may designate in writing to the other Party) and (b) sent by hand delivery, by certified mail, return receipt requested, or by overnight delivery service, in each case with postage or charges prepaid. All notices given in accordance with this Section will be effective upon receipt.
17.8Entire Agreement
This Agreement constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters.
17.9No Third Party Beneficiaries
This Agreement is entered into solely between, and may be enforced only by, the Parties. Each Party intends that this Agreement will not, and no provision of this Agreement will be interpreted to, benefit, or create any right or cause of action in or on behalf of, any party or entity other than the Parties.
17.10Counterparts
This Agreement may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Executed counterparts may be delivered by facsimile or email.
17.11Interpretation
The terms and conditions of this Agreement are the result of negotiations between the Parties. The Parties intend that this Agreement will not be construed in favor of or

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against a Party by reason of the extent to which such Party or its professional advisors participated in the preparation or drafting of this Agreement.
17.12No Waiver
No failure or delay by a Party to exercise any right, remedy or power it has under this Agreement will impair or be construed as a waiver of such right, remedy or power. A waiver by a Party of any provision or any breach of any provision will not be construed to be a waiver by such Party of such provision in any other instance or any succeeding breach of such provision or a breach of any other provision. All waivers will be in writing and signed by an authorized representative of the waiving Party.
17.13Headings
All section and subsection headings in this Agreement are included for convenience of reference only and will not be considered in the interpretation of the scope or intent of any provision of this Agreement.
17.14Severability
If at any time any provision of this Agreement becomes, or is deemed by an authority of competent jurisdiction to be, invalid, unenforceable or contrary to applicable law, neither the legality, validity or enforceability of the remaining provisions of the Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired by such provision. In such case, the Parties will negotiate in good faith to replace each illegal, invalid or unenforceable provision with a valid, legal and enforceable provision that fulfills as closely as possible the original intent of the Parties.

17.15 Limitation of Liability of the Trustees and Shareholders
It is expressly acknowledged and agreed that the obligations of a Series hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Customer, personally, but shall bind only the property of a particular Series, as provided in the Customer’s Declaration of Trust. The execution and delivery of this Agreement have been authorized by the trustees of the Customer and signed by an officer of the Customer, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of a particular Series of the Customer as provided in its Declaration of Trust.
17.16 Several Obligations of the Series
This Agreement is an agreement entered into between BNY Mellon and the Customer with respect to each Series. With respect to any obligation of the Customer on behalf of any Series arising out of this Agreement, BNY Mellon shall look for payment or satisfaction of such obligation solely to the assets of the Series to which such obligation relates as though BNY Mellon had separately contracted with the Customer by separate written instrument with respect to each Series.
     17.17 Information Security and Other Matters
(a)     BNY Mellon will implement and maintain an information security program with written policies and procedures reasonably designed to protect the confidentiality and integrity of the Customer’s Confidential Information provided to BNY Mellon in accordance with this Agreement and when in BNY Mellon’s possession or under BNY Mellon’s control. The information security program will contain administrative, technical and physical safeguards, appropriate to the type of information concerned, reasonably

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designed to: (i) maintain the security and confidentiality of such information; (ii) protect against any reasonably foreseeable threats or hazards to the security or integrity of such information; (iii) reasonably protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to the Customer or its Series; and (iv) ensure secure disposal of such information. BNY Mellon will monitor and review its information security program and revise it, as necessary and in its sole discretion, to address as it deems necessary any reasonably foreseeable and applicable legal and regulatory requirements. BNY Mellon shall periodically test and audit its information security program.
(b)    BNY Mellon shall: (i) promptly notify the Customer in the event of a declared Security Incident; (ii) provide updates to the Customer regarding BNY Mellon’s response to the extent any such updates may be available and not privileged information or otherwise part of an investigation; (iii) use reasonable efforts to resolve the Security Incident, mitigate any harm resulting from the Security Incident and implement measures designed to prevent a recurrence of Security Incidents of a similar nature. “Security Incident”, as used herein, shall mean any known loss or unauthorized access of Customer’s Confidential Information that in BNY Mellon’s reasonable determination is sufficiently serious enough to notify to Client.
(c)    BNY Mellon shall, upon request, furnish to the Customer, at least annually, a report in accordance with Statements on Standards for Attestation Engagements No. 16 (the “SSAE Report”) as well as such other reports and information relating to the BNY Mellon’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the parties may mutually agree upon. In addition, and no more than annually, BNY Mellon will participate in the Customer’s reasonable information security questionnaire processes.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE BANK OF NEW YORK MELLON	GLOBAL X FUNDS, ON BEHALF OF THE SERIES LISTED ON APPENDIX I
By:/s/ Nicole Fouron	By: /s/ Susan Lively
Name:Nicole Fouron	Name:Susan Lively
Title: Managing Director	Title: Secretary
Date: September 27, 2022	Date:September 20, 2022

Address for Notice: The Bank of New York Mellon 500 Grant Street, Suite 410 Pittsburgh, PA 15258 Attention: Asset Servicing	Address for Notice: Global X Funds 605 3rd Avenue, 43rd Floor New York, NY 10158 Attention: Legal

Pursuant to Section 10.1(a):
[ ]    as beneficial owner, Customer OBJECTS to disclosure
[ ]    as beneficial owner, Customer DOES NOT OBJECT to disclosure
[ ]    BNY Mellon will CONTACT THE RELEVANT INVESTMENT MANAGER with respect to relevant Securities to make the decision whether it objects to disclosure
IF NO BOX IS CHECKED, BNY MELLON WILL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM CUSTOMER.

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APPENDIX I

Series
Global X Russell 2000 Covered Call & Growth ETF
Global X Financials Covered Call & Growth ETF
Global X Health Care Covered Call & Growth ETF
Global X Information Technology Covered Call & Growth ETF

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